UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 14, 2018

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55167	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd Edina, Minnesota	55439
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On August 14, 2018 the Board of Directors of PetVivo Holdings, Inc. (“PetVivo”) confirmed a production agreement dated July 13, 2018 (the “Agreement”) between PetVivo and CytoMedical Design Group LLC (“CMDG”). CMDG is now manufacturing all Kush System biomaterial particles being commercially sold by PetVivo for dogs and horses suffering from osteoarthritis and lameness. The term of the Agreement is for one year, with either party having the right to cancel the Agreement for any reason upon 60 days notice. PetVivo has moved its cleanroom facility and related equipment from their former production location in Rochester, Minnesota to CMDG’s production facility in St. Paul, Minnesota. Payment to CMDG for this manufacturing commitment consists of a monthly stock grant of 10,000 PetVivo common shares valued at $1.00 per share for every month of the term of the Agreement.

CMDG is a seasoned manufacturer of cell therapy and other blood cell technology products, and its management team has over 90 years of experience in key positions with leading companies in the medical and medical device industries. Pursuant to the Agreement, Dr. Daniel Collins, Vice President and co-founder of CMDG, has agreed to serve as PetVivo’s Chief Scientific Officer. Dr. Collins holds a medical Ph. D. degree from Louisiana State University.

Pursuant to the Agreement, PetVivo and CMDG have each agreed to indemnify each other for any third-party claims caused by the other party, including those due to breach of the Agreement, wrongful injury or death of any person, property damage, negligent actions of a party, and product or IP infringement.

Entering into this new production agreement with CMDG is particularly beneficial to PetVivo, since PetVivo will pay substantially less to manufacture its Kush System biomaterial particles compared to those production costs incurred at the former Rochester location, and also relocating manufacturing from Rochester to St. Paul saves considerable time, costs and convenience to PetVivo and its personnel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: August 20, 2018	By:	/s/ John Lai
	Name:	John Lai
	Title:	President